Exhibit 99.1

Oragenics Announces Approval of Common Stock Listing on NYSE MKT

TAMPA, Fla. (April 8, 2013)—Oragenics, Inc. (OTCBB: OGEN) (the “Company”) announced today that its common stock has been approved for listing on the NYSE Euronext’s NYSE MKT. Trading is expected to commence on the NYSE MKT on Wednesday, April 10, 2013 under the ticker symbol ‘OGEN’.

“We are pleased to begin trading on NYSE MKT,” said John N. Bonfiglio PhD, President and CEO of Oragenics. “This listing marks an important step in our Company’s development by giving us greater access to a broader investor base and by providing increased transparency and liquidity for the financial community.”

“We welcome Oragenics, Inc. to the NYSE MKT family of listed companies,” Scott Cutler, Executive Vice President, Global Listings at NYSE Euronext. “Oragenics will be joining other growth oriented companies in the U.S. taking advantage of the NYSE’s advanced and innovative market model to offer a premier value for listing and trading their stocks.”

The listing approval is contingent on the Company continuing to meet all of the initial listing requirements on the day it is scheduled to commence trading.

About Oragenics, Inc.

Oragenics, Inc. is focused on becoming the world leader in novel antibiotics against infectious disease and probiotics for oral health for humans and pets. Oragenics, Inc. has established an exclusive worldwide channel collaboration for lantibiotics, a novel class of broad spectrum antibiotics, with Intrexon Corporation Inc., a synthetic biology company. The collaboration will allow Oragenics access to Intrexon’s proprietary technologies with the idea of accelerating the development of much needed new antibiotics that will work against resistant strains of bacteria. Oragenics also develops, markets and sells proprietary probiotics specifically designed to enhance oral health for humans and pets, under the brand names Evora and ProBiora in over 13 countries worldwide.

Safe Harbor Statement: Under the Private Securities Litigation Reform Act of 1995: This release includes forward-looking statements that reflect the Company’s current views with respect to future events and financial performance. These forward-looking statements are based on management’s beliefs and assumptions and information currently available. The words “believe,” “expect,” “anticipate,” “intend,” “estimate,” “project” and similar expressions that do not relate solely to historical matters identify forward-looking statements. Investors should be cautious in relying on forward-looking statements because they are subject to a variety of risks, uncertainties, and other factors that could cause actual results to differ materially from those expressed in any such forward-looking statements. These factors include, but are not limited to our ability to raise additional capital to sustain our operations beyond June 30, 2012 and those set forth in our most recently filed annual report on Form 10-K and quarterly report on Form 10-Q, and other factors detailed from time to time in filings with the U.S. Securities and Exchange Commission. We expressly disclaim any responsibility to update forward-looking statements.

For more information about Oragenics, visit www.oragenics.com. Follow Oragenics on Facebook and Twitter.

For more information regarding Oragenics, contact:

Corporate Contact	Investor Contact

Michael Sullivan Chief Financial Officer Oragenics, Inc 4902 Eisenhower Blvd | Suite 125 Tampa, Fl 33634 Tel: 813-286-7900 ×246 Direct: 813-786-6431 msullivan@oragenics.com	Stephanie Carrington / Aaron Estrada The Ruth Group Tel: +1-646-536-7017/7028 scarrington@theruthgroup.com aestrada@theruthgroup.com